Exhibit 99.1

Porter Bancorp, Inc. Announces Third Quarter 2009 Results

Reports Strong Growth in Margin and Net Income

Compared with Linked Second Quarter 2009

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 15, 2009--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 18 full-service banking offices in 11 counties in Kentucky, today reported results for the third quarter of 2009.

The Company reported net income of $4.5 million, or $0.49 per fully diluted common share, for the third quarter of 2009, compared with $4.1 million, or $0.50 per fully diluted common share, for the third quarter of 2008. Earnings for the nine months ended September 30, 2009, were $10.8 million, or $1.13 per fully diluted common share, compared with $11.7 million, or $1.41 per fully diluted common share, for the same period of 2008.

“Porter Bancorp reported growth in net interest income and net income in the third quarter of 2009 compared with the second quarter of 2009,” stated Maria L. Bouvette, President and CEO of Porter Bancorp. “We benefited from an increase in our net interest margin, higher non-interest income and lower expenses compared with the second quarter. Our increased profitability was also highlighted by an improvement in our efficiency ratio to 47.14%, our best result in eight quarters.

“We remained focused on our asset quality due to the soft economy and strengthened our allowance for loan losses to 1.58% at the end of the third quarter,” continued Ms. Bouvette. “We continued building our reserves as part of our strategy to protect our capital base. Porter Bancorp continues to maintain its ‘well-capitalized’ position, the highest regulatory rating. Our total risk-based capital ratio of 13.8% for the holding company remains significantly above the 10.0% requirement for a well-capitalized institution.”

Third Quarter Results

  Earnings per common share increased 48.5% to $0.49 in the third quarter of 2009 compared with $0.33 in the second quarter of 2009. The growth in earnings benefited from an increase in net interest income, and non-interest income and a decrease in non-interest expense. Second quarter 2009 non-interest expense included a special FDIC assessment of $781,000, equivalent to $0.06, net of tax, per diluted common share, which was not repeated in the 2009 third quarter.
  Net interest margin increased 46 basis points to 3.59% in the third quarter of 2009 from 3.13% in the second quarter of 2009.
  Net income was $4.5 million for the three months ended September 30, 2009, compared with $4.1 million for the third quarter of 2008. Earnings per diluted common share were $0.49 in the third quarter of 2009 compared with $0.50 per share in the third quarter of 2008. The 2009 earnings per common share results included deductions of approximately $0.06 per common share attributable to dividends and accretion on $35 million in preferred stock issued to the United States Treasury. There were no comparable preferred dividends in the third quarter of 2008.
  Net interest income increased 15.6% to $14.4 million for the three months ended September 30, 2009, compared with the same quarter of 2008.

  Efficiency ratio improved to 47.14% for the three months ended September 30, 2009, compared with 55.94% for the second quarter of 2009.
  Loans grew 3.3% to $1.4 billion, compared with $1.3 billion at September 30, 2008.
  Deposits increased 8.4% to $1.4 billion compared with $1.3 billion at September 30, 2008.
  Total assets increased 8.3% to $1.7 billion since the third quarter of 2008, due to growth in loans and the security portfolio.
  Nonperforming loans increased $7.0 million, or 36.2%, to $26.3 million in the 2009 third quarter compared with the second quarter of 2009. Non-performing assets increased $10.4 million, or 35.8%, to $39.3 million compared with the second quarter of 2009.

Net Interest Income

Net interest income increased 15.6% to $14.4 million for the three months ended September 30, 2009, an increase of $1.9 million, compared with $12.4 million for the same period in 2008. Net interest income rose 9.5% to $39.2 million for the nine months ended September 30, 2009, an increase of $3.4 million, compared with $35.7 million for the same period in 2008. The increase in net interest income was primarily attributable to an increase in average earning assets and decreased cost of funds compared with 2008.

Net interest margin increased 46 basis points to 3.59% from 3.13% in the second quarter of 2009 due primarily to lower cost of funds. The yield on earning assets increased 19 basis points from the second quarter of 2009 and rates paid on interest-bearing liabilities decreased 31 basis points. Net interest margin increased 26 basis points to 3.59% in the third quarter of 2009 from our margin of 3.33% in the third quarter of 2008 due primarily to lower cost of funds. The yield on earning assets declined 77 basis points from the 2008 third quarter, compared with a 105 basis point decline in rates paid on interest-bearing liabilities.

Average earning assets rose 6.8% to $1.6 billion for the three months ended September 30, 2009, compared with the $1.5 billion for the three months ended September 30, 2008. Average deposits increased 9.4% to $1.4 billion, up from $1.3 billion for the three months ended September 30, 2008. “We expect continued expansion in our margin next quarter since we are asset sensitive and our expectation of continued downward liability repricing with limited repricing of assets,” noted Ms. Bouvette.

Non-Interest Income

Non-interest income increased 18.0%, or $311,000, to $2.0 million for the third quarter of 2009, compared with the third quarter of 2008. The increase in non-interest income was due to gains on sales of securities and loans originated for sale, which were partially offset by lower service charges on deposit accounts and lower income from fiduciary activities. Our subsidiary, PBI Bank, began originating residential real estate loans for sale in the secondary market late in the first quarter of 2009. Loans sold generated $82,000 in income in the third quarter of 2009 and $323,000 for the first nine months of 2009. The Bank retained servicing rights for the sold loans.

Non-Interest Expense

Non-interest expense for the third quarter increased 12.0% from the prior year third quarter. This was due primarily to increased FDIC insurance premiums. FDIC insurance premiums have risen significantly due to amendments made by the FDIC in 2007 to its risk-based deposit premium assessment system. FDIC premiums more than doubled to $626,000 in the third quarter of 2009 from $284,000 in the third quarter of 2008. Our efficiency ratio continues to outperform our peers at 47.14% for the third quarter of 2009 and improved from 47.47% in the third quarter of 2008.

Balance Sheet Review

Total assets increased 8.3%, or $132.6 million, to $1.7 billion at September 30, 2009, from $1.6 billion at September 30, 2008. The Company’s loan portfolio increased 3.3%, or $44.9 million, to $1.39 billion from $1.34 billion at September 30, 2008, primarily due to in-house loan origination efforts. Deposits at September 30, 2009, increased 8.4% to $1.4 billion from $1.3 billion at September 30, 2008, primarily due to an increase in both time deposits and transactional accounts from promotional efforts throughout the period.

Asset Quality

Non-performing loans increased to $26.3 million, or 1.89% of total loans, at September 30, 2009, compared with $19.3 million, or 1.42% of total loans, at June 30, 2009, and increased in comparison with $15.4 million, or 1.15% of total loans, at September 30, 2008. Foreclosed properties at September 30, 2009, were $12.9 million, compared with $9.6 million at June 30, 2009, and $7.5 million at September 30, 2008. Our ratio of non-performing assets to total assets increased during the quarter to 2.27% at September 30, 2009, compared with 1.69% at June 30, 2009.

Our loan loss reserve as a percentage of total loans increased to 1.58% at September 30, 2009, compared with 1.39% at September 30, 2008. Net loan charge-offs for the third quarter of 2009 were $782,000, or 0.06% of average loans for the quarter.

“The majority of the increase in non-performing loans is attributable to residential real estate construction and development loans that have been affected by the weak economy,” stated Ms. Bouvette. “We have increased our reserves to account for these loans and remain very proactive in working through problem loans to minimize future losses. We believe that our strengthened allowance for loan losses and strong capital base will be important buffers against possible continued weakness in the economy,” concluded Ms. Bouvette.

PBIB-G PBIB-F

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the third quarter ending September 30, 2009 follows.

PORTER BANCORP, INC. AND SUBSIDIARY Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	9/30/09	6/30/09	9/30/08	9/30/09	9/30/08

Income Statement Data
Interest income	$23,802	$23,645	$25,106	$70,949	$75,821
Interest expense	9,428	10,832	12,673	31,795	40,073

Net interest income	14,374	12,813	12,433	39,154	35,748
Provision for loan losses	2,000	1,600	1,250	5,200	2,650

Net interest income after provision	12,374	11,213	11,183	33,954	33,098

Service charges on deposit accounts	843	788	876	2,319	2,607
Income from fiduciary activities	227	198	261	645	845
Gains on sales of loans originated for sale	82	241	-	323	-
Gains (losses) on sales of securities, net	321	-	(101)	322	(146)
Other	563	668	689	1,808	2,025

Non-interest income	2,036	1,895	1,725	5,417	5,331

Salaries & employee benefits	3,799	3,813	3,666	11,490	11,382
Occupancy and equipment	993	981	882	2,972	2,699
FDIC insurance	626	503	284	1,588	747
FDIC special insurance assessment	-	781	-	781	-
Franchise tax	450	450	435	1,350	1,305
Other real estate owned expense	353	226	109	706	456
Professional fees	175	203	177	606	595
Communications expense	183	230	181	568	530
Postage and delivery	193	184	201	561	568
Advertising	121	125	100	404	401
Other	691	732	734	2,062	2,250

Non-interest expense	7,584	8,228	6,769	23,088	20,933

Income before income taxes	6,826	4,880	6,139	16,283	17,496
Income tax expense	2,290	1,635	2,039	5,441	5,826

Net income	4,536	3,245	4,100	10,842	11,670
Less:
Dividends on preferred stock	437	437	-	1,312	-
Accretion on preferred stock	44	44	-	132	-

Net income available to common	$4,055	$2,764	$4,100	$9,398	$11,670

Weighted average common shares - Basic	8,339,323	8,338,008	8,288,200	8,324,109	8,282,214
Weighted average common shares – Diluted	8,339,323	8,338,008	8,288,200	8,324,109	8,282,214

Basic and diluted earnings per common share	$0.49	$0.33	$0.50	$1.13	$1.41
Cash dividends declared per common share	$0.21	$0.21	$0.20	$0.63	$0.60

PORTER BANCORP, INC. AND SUBSIDIARY Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	9/30/09	6/30/09	9/30/08	9/30/09	9/30/08

Average Balance Sheet Data
Assets	$1,674,703	$1,734,866	$1,582,701	$1,701,967	$1,553,301
Loans	1,368,970	1,360,191	1,351,897	1,363,150	1,316,367
Earning assets	1,599,943	1,659,389	1,498,361	1,626,887	1,469,511
Deposits	1,373,626	1,391,868	1,255,778	1,367,224	1,239,755
Long-term debt and advances	112,425	157,388	178,442	148,393	165,204
Interest bearing liabilities	1,401,791	1,456,778	1,353,983	1,426,975	1,325,525
Stockholders’ equity	168,561	167,168	128,080	167,172	126,112

Performance Ratios
Return on average assets	1.07%	0.75%	1.03%	0.85%	1.00%
Return on average equity	10.68	7.79	12.73	8.67	12.36
Yield on average earning assets (tax equivalent)	5.93	5.74	6.70	5.86	6.92
Cost of interest bearing liabilities	2.67	2.98	3.72	2.98	4.04
Net interest margin (tax equivalent)	3.59	3.13	3.33	3.25	3.28
Efficiency ratio	47.14	55.94	47.47	52.18	50.78

Loan Charge-off Data
Loans charged-off	$(829)	$(1,300)	$(782)	$(3,112)	$(1,999)
Recoveries	47	69	37	218	225

Net charge-offs	$(782)	$(1,231)	$(745)	$(2,894)	$(1,774)

PORTER BANCORP, INC. AND SUBSIDIARY Unaudited Financial Information (in thousands, except share and per share data)

	As of	As of	As of	As of
	9/30/09	6/30/09	12/31/08	9/30/08

Assets
Loans	$1,387,359	$1,362,059	$1,350,106	$1,342,467
Loan loss reserve	(21,958)	(20,740)	(19,652)	(18,638)

Net loans	1,365,401	1,341,319	1,330,454	1,323,829
Securities available for sale	175,160	178,161	173,077	109,799
Federal funds sold & interest bearing deposits	74,232	79,284	38,189	30,172
Cash and due from financial institutions	17,610	17,844	14,957	41,943
Premises and equipment	23,756	23,412	22,543	22,986
Goodwill	23,794	23,794	23,794	23,891
Accrued interest receivable and other assets	48,809	45,994	44,843	43,572

Total Assets	$1,728,762	$1,709,808	$1,647,857	$1,596,192

Liabilities and Equity
Certificates of deposit	$1,099,402	$1,074,819	$1,012,851	$987,464
Interest checking	72,472	71,864	76,962	80,009
Money market	80,471	90,962	72,543	82,179
Savings	33,450	34,917	33,253	34,684

Total interest bearing deposits	1,285,795	1,272,562	1,195,609	1,184,336
Demand deposits	92,861	91,630	92,940	87,603

Total deposits	1,378,656	1,364,192	1,288,549	1,271,939
Federal funds purchased & repurchase agreements	11,296	11,232	10,084	10,457
FHLB advances	125,284	126,350	142,776	143,842
Junior subordinated debentures	34,000	34,000	34,000	34,000
Accrued interest payable and other liabilities	8,411	7,891	8,235	8,194

Total liabilities	1,557,647	1,543,665	1,483,644	1,468,432
Stockholders’ equity	171,115	166,143	164,213	127,760

Total Liabilities and Stockholders’ Equity	$1,728,762	$1,709,808	$1,647,857	$1,596,192

Ending common shares outstanding	8,339,102	8,339,617	8,287,933	8,287,794
Book value per common share	$16.32	$15.73	$15.59	$15.42
Tangible book value per common share	12.82	12.52	12.33	12.25

Asset Quality Data
Loan 90 days or more past due still on accrual	$9,896	$8,405	$11,598	$4,997
Non-accrual loans	16,369	10,872	9,725	10,420

Total non-performing loans	26,265	19,277	21,323	15,417
Real estate acquired through foreclosures	12,934	9,551	7,839	7,521
Other repossessed assets	77	80	96	96

Total non-performing assets	$39,276	$28,908	$29,258	$23,034

Non-performing loans to total loans	1.89%	1.42%	1.58%	1.15%
Non-performing assets to total assets	2.27	1.69	1.78	1.44
Allowance for loan losses to non-performing loans	83.60	107.59	92.16	120.89
Allowance for loan losses to total loans	1.58	1.52	1.46	1.39

Risk-based Capital Ratios
Tier I leverage ratio	10.13%	9.62%	10.10%	8.11%
Tier I risk-based capital ratio	11.90	11.98	12.13	9.55
Total risk-based capital ratio	13.80	13.89	14.05	11.49

FTE employees	281	278	276	283

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, 502-499-4800, Ext. 3601
President and CEO